EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com Mark E. Yale Sr. VP/CFO myale@glimcher.com (614) 887-5610

Tuesday, February 22, 2005

GLIMCHER TO RESTATE FINANCIAL RESULTS FOR 2001-2003
TO REFLECT TIMING OF 2003 TENANT REIMBURSEMENT ADJUSTMENTS

Adjustment Has No Impact on 2004 Results

COLUMBUS, OH—February 22, 2005—Glimcher Realty Trust (NYSE: GRT) today announced that it has elected to restate its audited financial statements for the fiscal years ended December 31, 2001 through December 31, 2003. The restatement corrects the timing of the recognition of revenue that is recoverable from tenants for common area maintenance (“CAM”), real estate tax and other expenditures. The restatement has no impact on reported 2004 operating results.

The Company’s policy is to record the estimated amounts to be recovered from tenants as accounts receivable at the time the related expense is incurred and adjust the recorded receivable upon completion of final year-end billings for each tenant in the subsequent year. During fiscal years 2003 and 2002, we increased our provision for doubtful accounts to address the finalization of the billings for the tenant’s share of CAM, real estate taxes and other recoverable expenditures incurred in prior years. Due to the significance of the adjustments, the Company has elected to restate the financial results to correct the timing by reflecting the adjustments as reductions to tenant reimbursement revenue recognized in prior years.

The Company’s management currently believes the restatement will increase net income by $9.1 million ($0.26 per diluted share) for the year ended December 31, 2003 and decrease net income by $2.7 million ($0.08 per diluted share) and $6.4 million ($0.23 per diluted share) for the years ended December 31, 2002 and 2001, respectively. Diluted funds from operations per share will be impacted by a similar amount for each of those years.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material include, but are not limited to the risk that amounts reported in the restated financial statements to be filed in the Company’s Form 10-K for the year ended December 31, 2004, could be different than the amounts set forth in this press release, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

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